UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 26, 2005

REGENERATION TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

2005 Bonus Plan. On July 26, 2005, the Board of Directors (the “Board”) of Regeneration Technologies, Inc. (the “Company”) approved a bonus plan (the “2005 Bonus Plan”) providing for the payment of cash bonuses based on the Company’s operating results for the third and fourth quarters of 2005. The 2005 Bonus Plan sets target bonus amounts and performance criteria for executive officers. It replaces the previously announced plan which provided larger bonus targets based upon the Company’s operating results for the full year. The performance criteria for Messrs. Hutchison, Thomas F. Rose and Roger W. Rose are net income and operating cash flow, each weighted equally. The performance criteria for Ms. Hartill are net income, gross profit margin and revenues, each weighted equally. The performance criteria for Messrs. Schumm and Melendez are 20% each for revenues, gross margin as a percentage of revenue, net income and operating cash flow, and 10% each for accounts receivable days sales outstanding and inventory turnover. The performance criteria for Mr. Condon are gross profit margin and revenues, each weighted equally. As in the past, the Board retains discretion to take other factors into account in determining bonuses and to award no bonuses even if performance criteria are met.

The table below sets forth the target bonus amounts under the 2005 Bonus Plan for each of the Company’s executive officers:

Name	Office	2005 Bonus Target
Brian K. Hutchison	Chairman, President and Chief Executive Officer	$187,500
Thomas F. Rose	Vice President, Chief Financial Officer and Secretary	$75,000
Roger W. Rose	Executive Vice President	$67,500
Caroline Hartill	Vice President of Quality Assurance and Regulatory Affairs	$67,500
Jeffrey Schumm	Vice President and General Counsel	$45,000
William Melendez	Vice President of Research and Development	$45,000
Joseph W. Condon	Vice President of Operations	$67,500

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERATION TECHNOLOGIES, INC.

Date: August 1, 2005	By:	/s/ Thomas F. Rose
	Name:	Thomas F. Rose
	Title:	Vice President and Chief Financial Officer

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